Exhibit 2.2

                      AGREEMENT AND PLAN OF REORGANIZATION


                             BESTWAY TRUCKING, INC.

                              DATED: JULY 23, 1999

                                TABLE OF CONTENTS


1.    DEFINITIONS............................................................1


2.    PLAN OF REORGANIZATION.................................................3

   2.1    THE MERGER.........................................................3
   2.2    FRACTIONAL SHARES..................................................4
   2.3    EFFECTS OF THE MERGER..............................................4
   2.4    TAX-FREE REORGANIZATION............................................4
   2.5    PURCHASE ACCOUNTING TREATMENT......................................5
   2.6    WAIVER OF DISSENTERS RIGHTS........................................5
   2.7    CLOSING............................................................5
   2.8    CLOSING OBLIGATIONS................................................5

3.    REPRESENTATIONS AND WARRANTIES OF SELLER...............................6

   3.1    ORGANIZATION AND GOOD STANDING.....................................6
   3.2    AUTHORITY; NO CONFLICT.............................................7
   3.3    CAPITALIZATION.....................................................8
   3.4    FINANCIAL STATEMENTS...............................................9
   3.5    BOOKS AND RECORDS..................................................9
   3.6    TITLE TO PROPERTIES; ENCUMBRANCES..................................9
   3.7    CONDITION AND SUFFICIENCY OF ASSETS................................10
   3.8    ACCOUNTS RECEIVABLE................................................10
   3.9    NO UNDISCLOSED LIABILITIES.........................................10
   3.10   TAXES..............................................................11
   3.11   NO MATERIAL ADVERSE CHANGE.........................................11
   3.12   EMPLOYEE BENEFITS..................................................12
   3.13   COMPLIANCE.........................................................12
   3.14   LITIGATION.........................................................12
   3.15   ABSENCE OF CHANGES.................................................13
   3.16   CONTRACTS; NO DEFAULTS.............................................14
   3.17   INSURANCE..........................................................14
   3.18   ENVIRONMENTAL MATTERS..............................................15
   3.19   EMPLOYEES; INDEPENDENT CONTRACTORS.................................16
   3.20   LABOR RELATIONS; COMPLIANCE........................................16
   3.21   INTELLECTUAL PROPERTY..............................................17
   3.22   RELATIONSHIPS WITH RELATED PERSONS.................................18
   3.23   BROKERS OR FINDERS.................................................18
   3.24   DISCLOSURE.........................................................18
   3.25   INVESTMENT REPRESENTATION..........................................18
   3.26   TAX REPRESENTATIONS................................................19
   3.27   DISTRIBUTIONS......................................................19
   3.28   RELATED TRANSACTIONS...............................................19

4.    REPRESENTATIONS AND WARRANTIES OF TGI..................................19

   4.1    ORGANIZATION AND GOOD STANDING.....................................19
   4.2    AUTHORITY; NO CONFLICT.............................................19
   4.3    CERTAIN PROCEEDINGS................................................20
   4.4    SECURITIES COMPLIANCE..............................................20
   4.5    TAX REPRESENTATIONS................................................20

5.    COVENANTS..............................................................20

   5.1    ACCESS AND INVESTIGATION...........................................20
   5.2    OPERATION OF THE BUSINESSES OF THE COMPANY.........................20
   5.3    NEGATIVE COVENANT..................................................21
   5.4    NOTIFICATION.......................................................21
   5.5    RELATED PARTY TRANSACTIONS.........................................21
   5.6    NO NEGOTIATION.....................................................22
   5.7    BEST EFFORTS.......................................................22
   5.8    LEASE AGREEMENTS...................................................22
   5.9    SATISFACTION OF PAYABLE OWED TO SELLER.............................22
   5.10   ASSET PURCHASE.....................................................23
   5.11   NAME CHANGE........................................................23

6.    CONDITIONS PRECEDENT TO TGI'S OBLIGATION TO CLOSE......................23

   6.1    ACCURACY OF REPRESENTATIONS........................................23
   6.2    SELLER'S PERFORMANCE...............................................23
   6.3    CONSENTS...........................................................23
   6.4    ADDITIONAL DOCUMENTS...............................................23
   6.5    NO PROCEEDINGS.....................................................24
   6.6    NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS................24
   6.7    SATISFACTORY DUE DILIGENCE.........................................24
   6.8    HSR WAITING PERIOD.................................................24
   6.9    PURCHASE OF DLS LEASING, INC.......................................24

7.    CONDITIONS PRECEDENT TO SELLER'S  OBLIGATION TO CLOSE..................24

   7.1    ACCURACY OF REPRESENTATIONS........................................24
   7.2    TGI'S PERFORMANCE..................................................24
   7.3    NO PROCEEDINGS.....................................................24
   7.4    HSR WAITING PERIOD.................................................25
   7.5    CONSENTS...........................................................25
   7.6    PURCHASE OF DLS LEASING, INC.......................................25
   7.7    RELEASE OF GUARANTEES..............................................25

8.    TERMINATION............................................................25

   8.1    TERMINATION EVENTS.................................................25
   8.2    EFFECT OF TERMINATION..............................................26

9.    INDEMNIFICATION; REMEDIES..............................................26

   9.1    SURVIVAL...........................................................26
   9.2    INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER...................26
   9.3    INDEMNIFICATION AND PAYMENT OF DAMAGES BY TGI......................27
   9.4    ESCROW.............................................................28
   9.5    PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS..................28
   9.6    PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS........................29
   9.7    TIME LIMITATIONS...................................................29
   9.8    LIMITATION.........................................................29

10.   GENERAL PROVISIONS.....................................................30

   10.1   EXPENSES...........................................................30
   10.2   PUBLIC ANNOUNCEMENTS...............................................30
   10.3   NOTICES............................................................30
   10.4   JURISDICTION; SERVICE OF PROCESS...................................31
   10.5   FURTHER ASSURANCES.................................................31
   10.6   WAIVER.............................................................31
   10.7   ENTIRE AGREEMENT AND MODIFICATION..................................31
   10.8   DISCLOSURE LETTER..................................................32
   10.9   ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.................32
   10.10  SEVERABILITY.......................................................32
   10.11  SECTION HEADINGS, CONSTRUCTION.....................................32
   10.12  TIME OF ESSENCE....................................................32
   10.13  GOVERNING LAW......................................................32
   10.14  COUNTERPARTS.......................................................33

Exhibits and Schedules

         Exhibit A                    --    Articles of Merger
         Exhibit B1 and "B2"          --    Employment Agreements
                        ----
         Exhibit C1 and "C2"          --    Noncompetition Agreements
                        ----
         Exhibit "D1" and "D2"        --    Protective Covenants Agreement
         ------------     ----
         Exhibit E                    --    Escrow Agreement
         Exhibit F                    --    Subscription Agreement
         Exhibit "G1" and "G2"        --    Lease Agreement
         ------------     ----

         Schedule 5.5                       Affiliate Indebtedness

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization ("Agreement") is made as of July 23, 1999, by and between Transit Group, Inc., a Florida corporation ("TGI"), Bestway Trucking, Inc., a Kentucky corporation (the "Company"), and
David L. Summitt, a resident of the State of Indiana ("Seller"). TGI, the Company and the Seller are sometimes referred to herein individually as a "Party," and collectively as the "Parties."

                                    RECITALS

         A. The Parties intend that, subject to the terms and conditions set forth herein, a new corporation will be organized as a wholly owned subsidiary of Transit Group, Inc. ("Newco") and will be merged with and into the Company in a reverse triangular merger (the "Merger"), with the Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the Articles of Merger substantially in the form of Exhibit "A" hereto (the "Articles of Merger") and applicable law.

         B. Upon the effectiveness of the Merger, all the outstanding capital stock of the Company will be converted into cash and capital stock of TGI, in the manner and on the basis determined herein and as provided in the Articles of Merger.

         C. The Merger is intended to be treated as a "purchase" for accounting purposes and a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E) of the Code.

         D. As of the Closing, Seller will be the sole shareholder of the Company.

                                    AGREEMENT

         For and in consideration of the above premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:


1.      DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Agreement" --this Agreement and Plan of Reorganization together with all Schedules and Exhibits hereto.

         "Balance Sheet"--as defined in Section 3.4.

         "Closing"--as defined in Section 2.7.

         "Closing Date"--the date and time as of which the Closing actually takes place.

         "Company"--collectively the Company identified in the Recitals to this Agreement together with each Subsidiary.

         "Company's Disclosure Letter"--the disclosure letter delivered by Seller to TGI concurrently with the execution and delivery of this Agreement.

         "Computer Devices"--as defined in Section 3.21(c).

         "Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:

         (d)       the Merger of Newco and the Company;

         (e) the execution, delivery, and performance of the Employment Agreements, the Noncompetition Agreements, the Protective Covenants Agreements, the Subscription Agreements and the Escrow Agreement; and

         (f) the performance by TGI, the Company and Seller of their respective covenants and obligations under this Agreement.

         "Damages"--as defined in Section 9.2.

         "Effective Time"--the effective time of the Merger as defined in
Section 2.1.

         "Employment Agreements"--as defined in Section 2.8(a)(iii).

         "Environmental Law"--any law or regulation that materially requires or relates to:

         (f) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;

         (g) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment;

         (h) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (i) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (j) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA"--the Employee Retirement Income Security Act of 1974, as amended, and regulations and rules issued pursuant to that act.

         "Escrow Agreement" --as defined in Section 2.8(a)(vi).

         "Facility" -- as defined in Section 3.18.

         "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

         "Hazardous Materials"--any waste or other substance that, as of the date of this Agreement, is listed, defined, designated, or classified as hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Law, including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "HSR Act"-- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Merger"--as defined in the Recitals hereto.

         "Noncompetition Agreements"--as defined in Section 2.8(a)(iv).

         "Occupational Safety and Health Law"--any law or regulation designed to provide safe and healthy working conditions and to reduce occupational safety and health hazards, and any program whose direct purpose is to provide safe and healthful working conditions.

         "Securities Act"--the Securities Act of 1933, as amended, and the regulations and rules issued pursuant to that act, as in effect on the date hereof.

         "Seller"--as defined in the first paragraph of this Agreement.

         "Subsidiary" or "Subsidiaries"--means any company, entity, partnership or joint venture in which the Company owns an equity or other ownership interest.

         "TGI Disclosure Letter"--the disclosure letter delivered by TGI to Seller concurrently with the execution and delivery of this Agreement.

         "Year 2000 Problem"--as defined in Section 3.21(c).


2.      PLAN OF REORGANIZATION.

2.1     THE MERGER.

           Subject to the terms and conditions of this Agreement, prior to the Closing Date, TGI will incorporate and organize Newco and will cause the Board of Directors and shareholders of Newco to approve the Merger and perform all of the duties of Newco set forth in this Agreement. Subject to the terms and conditions of this Agreement, the Articles of Merger will be filed with the Secretary of State of the State of Kentucky on the Closing Date. The date and time that the Articles of Merger are filed with the Kentucky Secretary of State and the Merger thereby becomes effective will be referred to in this Agreement as the "Effective Time." Subject to the terms and conditions of this Agreement and the Articles of Merger, Newco will be merged with and into the Company in a statutory merger pursuant to the Articles of Merger and in accordance with applicable provisions of Kentucky law as follows:

(a) Conversion of Company Common Stock. Each share of common stock of the Company, no par value ------------------------------------- per share (the
"Company Common Stock"), that is issued and outstanding immediately prior to the ---------------------- Effective Time, will, by virtue of the Merger and at the Effective Time and without further action on the part of any holder thereof, be converted into the right to receive complete shares of fully paid and nonassessable common stock of TGI, $.01 par value per share ("TGI Common Stock"). The total number of ----------------- shares of TGI Common Stock into which the Seller's shares of Company Common Stock will be converted is 1,542,501 shares, calculated by offsetting the amounts set forth on Schedule 5.5
($489,292) against the $8,250,000 aggregate stock value for a total of $7,760,708 divided by the per share price on the date of the letter of intent between the Parties of $5.03125.

(b) Conversion of Newco Shares. Each share of Newco Common Stock, par value $0.01 ("Newco Common Stock"), that is issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and without further action on the part of the sole shareholder of Newco, be converted into and become one share of common stock of the Company as the surviving corporation, which shall be the only shares of Company Common Stock issued and outstanding immediately after the Effective Time.

2.2              FRACTIONAL SHARES.

           De minimus rounding adjustments may be made to the relative amounts of stock consideration to avoid the issuance of fractional shares of TGI Common Stock.

2.3              EFFECTS OF THE MERGER.

           At the Effective Time: (a) the separate existence of Newco will cease, Newco will be merged with and into the Company, and the Company will be the surviving corporation pursuant to the terms of the Articles of Merger; (b) the Articles of Incorporation and Bylaws of Newco will be the Articles of Incorporation and Bylaws of the surviving corporation; (c) the Articles of Incorporation will be amended to reflect the name of the Company, as the surviving corporation; (d) the directors of Newco in effect at the Effective Time will be the directors of the Company as the surviving corporation, and the officers of Newco will be the officers of the Company as the surviving corporation; (e) each share of Company Common Stock outstanding immediately prior to the Effective Time will be converted as provided in Section 2.1(a); (f) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted as provided in Section 2.1(b) and (g) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

2.4              TAX-FREE REORGANIZATION.

           The Parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of
Section 368(a)(1)(A) of the Code. The Parties believe that the value of the TGI Common Stock to be received by the Seller in the Merger is equal to the value of the Company Common Stock to be surrendered in exchange therefor. The TGI Common Stock issued in the Merger will be issued solely in exchange for the Company Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for the Company Common Stock. Seller acknowledges that he has received his own independent tax advice and counsel with respect to the Merger and the transactions contemplated herein and is not relying on representations made by TGI or its counsel, accountants or advisors with respect thereto.

2.5              PURCHASE ACCOUNTING TREATMENT.

           The Parties intend that the Merger be treated as a "purchase" for accounting purposes.

2.6              WAIVER OF DISSENTERS RIGHTS.

          The Seller hereby waives any and all rights such shareholder has to dissent from the Merger under Kentucky law.

2.7              CLOSING.

           The consummation of the Merger provided for in this Agreement (the "Closing") will take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Suite 3500, One Atlantic Center, 2100 West Peachtree Street, Atlanta, Georgia 30309, at 10:00 a.m. (local time) on the later of (i) July 31, 1999, and
(ii) the fifth (5th) business day following the satisfaction of the conditions set forth in Sections 6.3, 7.5 and 7.7, or (iii) at such time and place as the Parties may agree.

2.8              CLOSING OBLIGATIONS.

           At the Closing:

(a)               Seller will deliver to TGI:

(i) certificates representing his shares of Company Common Stock, duly endorsed for transfer (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank;

(ii) releases and resignations from the officers and directors of the Company and each Subsidiary duly executed by such parties; (iii) employment agreements in the form of Exhibit "B1" and "B2", executed by each of the Seller and Jenny Summitt, respectively, (the "Employment Agreement"); (iv) noncompetition agreements in the form of Exhibit "C1" and "C2", executed by each of the Seller and Jenny Summitt, respectively (the "Noncompetition Agreement"); (v) a protective covenants agreement in the form of Exhibit "D1" and "D2", executed by each of Mike Motsinger and Yolanda Cartwright, respectively (the "Protective Covenants Agreement");

(vi) an escrow agreement in the form of Exhibit "E", executed by the Seller (the "Escrow ------------ ------ Agreement"); ---------

(vii) a subscription agreement executed by the Seller for the shares of TGI Common Stock to be received by the Seller in the Merger in the form attached hereto as Exhibit "F"; and (viii) a certificate executed by Seller certifying to TGI that the Seller's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and as of the Closing Date. (b) TGI will deliver to Seller:

(i) share certificates representing the TGI Common Stock, issued in the name of the Seller in the amount indicated in Section 2.1(a) to be delivered as promptly as practicable after the Closing;

(ii) a certificate executed by TGI to the effect that TGI's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and as of the Closing Date; (iii) Noncompetition Agreements executed by TGI with each of the Seller and Jenny Summitt; (iv) an Escrow Agreement executed by TGI. (c) The Company will deliver to Seller:

(i) Employment Agreements executed by the Company with each of the Seller and Jenny Summitt;

(ii) Protective Covenants Agreements executed by TGI with each of Mike Motsinger and Yolanda Cartwright; and

(iii)  a  Lease  Agreement  for  the  Company's  Jeffersonville,   Indiana,  and
Nashville, Tennessee, facilities substantially in the form attached hereto as Exhibit "G1" and "G2", respectively.

3.      REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to TGI as follows:

3.1              ORGANIZATION AND GOOD STANDING.

(a) Part 3.1 of the Company's Disclosure Letter contains a statement of the Company's and each Subsidiary's jurisdiction of incorporation, a list of all other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company and each Subsidiary is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its contracts. The Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for those jurisdictions where the failure to be so qualified will not have a material adverse effect on the Company or require material expense to qualify due to failure of the Company to previously do so.

(b) Seller has delivered to TGI copies of the Articles of Incorporation and Bylaws of the Company and each Subsidiary, as currently in effect.

3.2              AUTHORITY; NO CONFLICT.

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller and the Company enforceable against them in accordance with its terms. Upon the execution and delivery by Seller of the Employment Agreement, the Escrow Agreement, the Subscription Agreement, and the Noncompetition Agreement (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the ---------------------------- legal, valid, and binding obligations of Seller, enforceable against him in accordance with their respective terms. Each of the Seller and the Company has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform their respective obligations under this Agreement and the Seller's Closing Documents, subject only to payment in full of the Company's Promissory Notes to Vincent Benningfield in the principal amount of $315,295.75 as of July 1, 1999 (the "Benningfield Indebtedness") which the Company has the -------------------------- absolute right to do prior to Closing.

(b) Except as set forth in Part 3.2 of the Company's Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary; or (B) any resolution adopted by the board of directors or the stockholders of the Company or any Subsidiary; or (C) any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any permit or authorization that is held by the Company or any Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any Subsidiary; or (D) any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any contract to which the Company or any Subsidiary is bound; or

(ii) result in the imposition or creation of any lien, claim or encumbrance upon or with respect to any of the assets owned or used by the Company or any Subsidiary.
(c) Except as set forth in Part 3.2 of the Company's Disclosure Letter, neither Seller, the Company nor any Subsidiary is or will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3              CAPITALIZATION.

(a) The authorized equity securities of the Company consist of 1,500 shares of common stock, no par value per share, of which 750 shares are issued and outstanding (the "Shares"). The current stock ------ ownership of the Company is set forth on Part 3.3 of the Company's Disclosure Letter. Seller is and will be on the Closing Date the sole record and beneficial owner and holder of 750 shares of common stock of the Company, representing all of the issued and outstanding shares on such date, free and clear of all liens, claims or encumbrances, and the Shares were acquired by Seller free of any preemptive rights or rights of first refusal. With the exception of the Shares (which are owned by Seller), on the Closing Date there are and will be no other outstanding equity securities or other securities of the Company. No legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of the Company, including, without limitation, any options warrants, convertible securities or other rights or agreements to acquire any securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. As of the Closing Date, there will be no contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company, and any such agreements in effect on the date hereof are set forth on Part 3.3 of the Company's Disclosure Letter. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other law or regulation. Except as set forth in Part 3.3 of the Company's Disclosure Letter, the Company does not own, nor does it have any contract to acquire, any equity securities or other securities of any person (other than the Company) or any direct or indirect equity or ownership interest in any other business.

(b) The authorized equity securities of each Subsidiary and the number of shares of such Subsidiary that are outstanding are set forth on Part 3.3 of the Company's Disclosure Letter. The Company is and will be on the Closing Date the record and beneficial owner and holder of all of the issued and outstanding stock of each Subsidiary, free and clear of all liens, claims or encumbrances. With the exception of the shares owned by the Company, there are no other outstanding equity securities or other securities of any Subsidiary. No legend or other reference to any purported encumbrance appears upon any certificate representing equity securities of a Subsidiary, including, without limitation, any options, warrants, convertible securities or other rights or agreements to acquire any securities of the Subsidiary. All of the outstanding equity securities of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Subsidiary. None of the outstanding equity securities or other securities of any Subsidiary was issued in violation of the Securities Act or any other law or regulation. No Subsidiary owns, nor does it have any contract to acquire, any equity securities or other securities of any person or any direct or indirect equity or ownership interest in any other business.

3.4              FINANCIAL STATEMENTS.

           Seller has delivered to TGI: (a) audited balance sheets of the Company and its Subsidiaries as at their fiscal year end for the year 1998, and the related audited statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, and (b) unaudited balance sheets of the Company and its Subsidiaries as at their fiscal year end for the years 1995, 1996 and 1997, and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the fiscal years then ended, and (c) the unaudited balance sheet of the Company and its Subsidiaries as of June 30, 1999 (the "Balance Sheet") and income statements for the six (6) month period then ended. Such financial statements and the notes thereto fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP (except with respect to unaudited statements as indicated in the notes thereto and as set forth on Part 3.4 of the Company's Disclosure Letter), consistently applied throughout the periods 1992 through and including 1996, with changes in accounting methods for depreciation in fiscal 1997 and salvage value in fiscal 1998 as indicated in the notes thereto, and subject, in the case of the interim statements, to normal year-end adjustments.

3.5              BOOKS AND RECORDS.

           The books of account, minute books, stock record books and other records of the Company and each Subsidiary, all of which have been made available to TGI, are complete and correct and have been maintained in all material respects in accordance with applicable law. The minute books of the Company and each Subsidiary contain accurate and complete records of all meetings of, and corporate actions taken by, the stockholders, the Boards of Directors and committees of the Boards of Directors of the Company and each Subsidiary, and no formal meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

3.6              TITLE TO PROPERTIES; ENCUMBRANCES.

           Part 3.6 of the Company's Disclosure Letter contains a complete and accurate list of any and all material items of personal property owned by the Company and each Subsidiary. Except for liens set forth on Part 3.6, or as otherwise reflected on the Balance Sheet, the Company and each Subsidiary owns good and marketable title to the properties and assets located in the facilities owned or operated by the Company or any Subsidiary or reflected as owned in the books and records of the Company or any Subsidiary, including all of the properties and assets reflected in the Balance Sheet, and all of the properties and assets purchased or otherwise acquired by the Company or any Subsidiary since the date of the Balance Sheet. All material properties and assets reflected in the Balance Sheet are owned free and clear of all liens, claims or encumbrances and are not, in the case of real property, subject to any use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (b) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. To the best of Seller's knowledge, all buildings, plants, and structures owned or leased by the Company or any Subsidiary lie wholly within the boundaries of the real property owned by the Company or any Subsidiary or its lessor, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person.

3.7 CONDITION AND SUFFICIENCY OF ASSETS.

           The buildings, plants, structures, and equipment owned or leased by the Company and each Subsidiary are structurally sound, are in good operating condition and repair (normal wear and tear excepted) and are adequate for the uses to which they are being put, have been maintained in the ordinary course and are not in need of extraordinary repairs. In Seller's judgment, the building, plants, structures, and equipment owned or leased by the Company and each Subsidiary are sufficient for the continued conduct of the Company's and each Subsidiary's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

3.8              ACCOUNTS RECEIVABLE.

           All accounts receivable of the Company and each Subsidiary as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the accounts receivable are or will be as of the Closing Date current and at least 95% collectible, however, no reserve reflected on the Balance Sheet. To the best of the Company's knowledge, there is no contest, claim, or right of set-off relating to the amount or validity of such accounts receivable. The parties agree that in the event the Seller is required to reimburse TGI or the Company for an uncollected receivable due to a breach of this representation and warranty, the amount of such receivable paid by the Seller will be assigned to the Seller for collection and receipt.

3.9              NO UNDISCLOSED LIABILITIES.

           Except as set forth in Part 3.9 of the Company's Disclosure Letter, neither the Company nor any Subsidiary has any liabilities or obligations of any nature except for liabilities or obligations reflected or reserved against in the Balance Sheet and nonmaterial current liabilities incurred in the ordinary course of business since the date thereof.

3.10             TAXES.

(a) To the best of the Company's knowledge, the Company and each Subsidiary has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed by or with respect to it. The Company and each Subsidiary has paid, or made provision for the payment of, all taxes that have or may have become due, as reflected on the returns filed by the Company and each Subsidiary, for all periods prior to and through Closing. To the best of the Company's knowledge, all tax returns filed by the Company and each Subsidiary are true, correct and complete in all material respects. All references in this
Section 3.10 to "taxes" and "tax returns" shall include all federal, state, local and foreign taxes required to be paid and tax returns, reports and statements required to be filed by the Company or any Subsidiary.

(b) Except as disclosed on Part 3.10 of the Company Disclosure Letter, no United States, federal or state income, sales, use, fuel or other tax returns of the Company or any Subsidiary have been audited by the IRS or relevant state tax authorities during the past seven years. Except as disclosed on Part 3.10 of the Company's Disclosure Letter, neither Seller, the Company, nor any Subsidiary has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of taxes of the Company.

(c) The charges, accruals, and reserves with respect to taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for taxes (including any Subsidiary's liability). The Company has not received notice of any proposed tax assessment against the Company or any Subsidiary.

(d) Except as set forth on Part 3.10(a) of the Company's Disclosure Letter, proper and accurate amounts have been withheld by Company and its Subsidiaries from its employees for all periods through the Closing Date in compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings due and payable have been timely paid to the respective governmental agencies. Except as disclosed in
Part 3.10 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending the period for assessment or collection of any taxes.

3.11             NO MATERIAL ADVERSE CHANGE.

           With the exception of matters disclosed in the Balance Sheet, since December 31, 1998, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company or any Subsidiary, and, to the Company's knowledge, no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change.

3.12             EMPLOYEE BENEFITS.

           Part 3.12 of the Company's Disclosure Letter contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by the Company or any Subsidiary (the "Plans"), including, without limitation, all "employee benefit plans" as defined in
Section 3(3) of ERISA. Except as otherwise disclosed on Part 3.12 of the Company's Disclosure Letter, and except for 401-(k) contributions for the current month that are paid monthly by the Company but are not accrued on the Balance Sheet, all contributions due from the Company or any Subsidiary with respect to any of the Plans have been made or accrued on the Balance Sheet, and no further contributions will be due or will have accrued thereunder as of the Closing. Each of the Plans, and its operation and administration, is, in all material respects, in compliance with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Internal Revenue Code. All such Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under I.R.C. Section 401(a)(8) have received favorable determination letters that such plans satisfy all qualification requirements. In addition, the Company has not been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which the Company or any Subsidiary sponsors as employer or in which the Company or any Subsidiary participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could reasonably be expected to result in an excise tax.

3.13             COMPLIANCE.

(a) The Company and each Subsidiary is and has conducted its business and the ownership and use of its assets in substantial compliance with all applicable laws throughout the period of all applicable statutes of limitation.

(b) Part 3.13 of the Company's Disclosure Letter contains a complete and accurate list of each permit or governmental consent or authorization that is held by the Company and each Subsidiary or that otherwise relates to the business of, or to any of the assets owned or used by, the Company or any Subsidiary. Each such permit or governmental consent or authorization is valid and in full force and effect and constitutes all of the governmental authorizations necessary to permit the Company and each Subsidiary to lawfully conduct and operate its business in the manner currently conducted.

3.14 LITIGATION.

(a) Except as set forth in Part 3.14 of the Company's Disclosure Letter, there is no pending or to the knowledge of the Seller, threatened action, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) by or against the Company or any Subsidiary or that relates to or may materially affect the business of, or any of the assets owned or used by, the Company or any Subsidiary; or that challenges, or that may have the effect of preventing, delaying, making illegal or enjoining, any of the Contemplated Transactions. The Company has not received notice of any vehicle accident involving any employees, contractors or vehicles of the Company or a Subsidiary which could reasonably be expected to result in a claim or action against the Company or a Subsidiary and which is not set forth on Part 3.14.

(b) Except as set forth on Part 3.14 of the Company's Disclosure Letter, there is no order or court decision to which the Company, any Subsidiary, the Seller, any director or officer of the Company, or any of the assets owned or used by the Company, is subject.

3.15 ABSENCE OF CHANGES.

           Except as set forth in Part 3.15 of the Company's Disclosure Letter, since December 31, 1998 (except as disclosed in the Balance Sheet), the Company and each Subsidiary has conducted its business only in the ordinary course and there has not been any:

(a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or any Subsidiary; issuance of any security convertible into such capital stock; grant of any purchase, redemption or stock retirement rights, or any acquisition by the Company or any Subsidiary of any shares of its capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) amendment to the Articles of Incorporation or Bylaws of the Company or any Subsidiary;

(c) payment or increase by the Company or any Subsidiary of any bonuses, salaries or other compensation to any stockholder, director, officer or employee (except normal raises in the ordinary course of business consistent with past practices), or entry into any employment, severance, or similar contract with any director, officer or employee; (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Company or any Subsidiary; (e) material damage to or destruction or loss of any material asset or property of the Company or any Subsidiary, whether or not covered by insurance; (f) entry into, termination of, or receipt of notice of termination of any material contract or any contract or transaction involving a total remaining commitment by or to the Company or any Subsidiary of at least $50,000; (g) sale, lease, or other disposition of any material asset or property of the Company or any Subsidiary, or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company or any Subsidiary; (h) material change in the accounting methods used by the Company; or (i) agreement, whether oral or written, by the Company or any Subsidiary to do any of the foregoing.

3.16 CONTRACTS; NO DEFAULTS.

(a) Part 3.16 of the Company's Disclosure Letter contains a complete and accurate list, and Seller has delivered to TGI true and complete copies, of:

(i) each contract that involves performance of services or delivery of goods or materials by or to the Company or any Subsidiary of an amount or value in excess of $25,000 in the aggregate or which is not terminable by the Company or its Subsidiaries without penalty or premium upon 60 days' or less notice;

(ii) each lease, license, installment and conditional sales agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property; (iii) each agreement evidencing or relating to any indebtedness or capital lease of the Company or its Subsidiaries; (iv) each joint venture, partnership, and other contract involving a sharing of profits, losses, costs, or liabilities by the Company or any Subsidiary with any other person; (v) each contract containing covenants that purport to restrict the business activity of the Company or any Subsidiary; (vi) each power of attorney that is currently effective and outstanding; and (vii) each written warranty, guaranty, and or other similar undertaking by the Company or any Subsidiary.

(b) Each contract identified or required to be identified in Part 3.16 of the Company's Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms. The Company and each Subsidiary is, and at all times has been, in compliance with all material terms and requirements of each contract. Each third party to any contract with the Company or any Subsidiary is, and at all times has been, in compliance with all material terms and requirements of such contract. Neither the Company nor any Subsidiary has given nor received notice from any other person regarding any actual, alleged, possible, or potential violation or breach of, or default under, any contract, and no default or event of default has occurred thereunder.

3.17             INSURANCE.

(a) Set forth on Part 3.17 of the Company's Disclosure Letter is a true and complete list and description of all insurance policies to which the Company or any Subsidiary is a party or under which the Company or any Subsidiary is or has been covered at any time within the three (3) years preceding the date of this Agreement, and all pending applications for policies of insurance, including the premium paid, coverage amounts, deductible, and risks insured.

(b) All policies to which the Company or any Subsidiary is a party or that provide coverage to either Seller, the Company, any Subsidiary or any director or officer of the Company or any Subsidiary (i) are valid, outstanding, and enforceable; (ii) are issued by an insurer that is financially sound and reputable; (iii) in the Seller's judgment, provide adequate insurance coverage for the assets and the operations of the Company and the Subsidiaries for all risks normally insured against in the Company's industry; (iv) may be continued in full force and effect following the consummation of the Contemplated Transactions; and (v) except as set forth in Part 3.17(b) of the Company's Disclosure Letter, do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company or any Subsidiary.

(c) Except as set forth on Part 3.17, neither Seller, the Company nor any Subsidiary has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. (d) The Company and each Subsidiary has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it. The Company and each Subsidiary has given notice to the insurer of all known claims that may be insured thereby.

13.18 ENVIRONMENTAL MATTERS.

(a) The Company and each Subsidiary is, and at all times has been, in material compliance with, and has not been and is not currently in violation of or liable under, any applicable Environmental Law. All real property owned, leased or otherwise operated by the Company and its Subsidiaries (each, a "Facility") is free of contamination from any Hazardous Material which may result in material liability --------- under any Environmental Law. Seller has no reasonable basis to expect, nor has Seller or the Company or any Subsidiary received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen, or (ii) the current or prior owner or operator of any facilities owned or leased by the Company or any Subsidiary, of any actual or potential violation or failure to comply with any Environmental Law. To the best of the Company's knowledge, neither Company nor any of its Subsidiaries has caused or suffered to occur any release, spill, migration, leakage, discharge, spillage, uncontrolled loss, seepage, or filtration of Hazard Material at or from any Facility.

(b) All above or underground storage tanks, landfills, land deposits, or dumps present on or at any Facility or, to the knowledge of the Seller, at any adjoining property, or incorporated into any structure therein or thereon are listed on the Phase I Environmental Audits referenced on Part 3.18 of the Company's Disclosure Letter and are to the best of the Company's knowledge in full compliance with all Environmental Laws. Neither the Company nor any Subsidiary has transported Hazardous Materials except in the ordinary course of its business in compliance with applicable law. (c) Seller has delivered to TGI true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller, the Company or any Subsidiary pertaining to Hazardous Materials in, on, or under the facilities owned or leased by the Company or any Subsidiary.

13.19  EMPLOYEES;   INDEPENDENT CONTRACTORS.

(a) Part 3.19 of the Company's Disclosure Letter contains a complete and accurate list of (i) each employee or director of the Company and each Subsidiary, including each employee on leave of absence or layoff status, his or her job title, and current compensation; and (ii) each independent contractor of the Company and each Subsidiary, the type of services he or she provides and his current compensation.

(b) To the Company's knowledge, no employee nor independent contractor of the Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other person that in any way adversely affects or will affect (i) the performance of his duties to the Company or any Subsidiary, or (ii) the ability of the Company or any Subsidiary to conduct its business. (c) All persons rendering services to the Company or any Subsidiary have been properly characterized and treated as either employees or independent contractors, and neither the Company nor any Subsidiary has received notice of, nor does Seller reasonably believe that, such treatment will be challenged by the IRS or otherwise.

3.20 LABOR RELATIONS; COMPLIANCE.

(a) Neither the Company nor any Subsidiary has been nor is it now a party to any collective bargaining or other labor contract. There is not presently pending or existing, and to the Company's knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Company or any Subsidiary relating to the alleged violation of any applicable law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Company, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Company or any Subsidiary, and no such action is contemplated by the Company or any Subsidiary. Except as set forth on Part 3.20(a) of the Company's Disclosure Letter, the Company and each Subsidiary has substantially complied in all respects with applicable legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

(b) The Company and each Subsidiary is, and at all times has been, in compliance with, and has not been and is not in violation of or liable under, any applicable Occupational Safety and Health Law. Seller has no basis to expect, nor has Seller, the Company or any Subsidiary received, any actual or threatened order, notice, or other communication from any person of any actual or potential violation or failure to comply with any Occupational Safety and Health Law.

13.21 INTELLECTUAL PROPERTY.

(a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

(i) the Company's and each Subsidiary's name, all fictional business names, trade names, registered and unregistered trademarks, service marks, and applications;

(ii) all patents, patent applications, inventions and discoveries that may be patentable; (iii) all copyrights in both published works and unpublished works; and (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints owned, used, or licensed by the Company or any Subsidiary. (b) The Intellectual Property Assets [other than items listed under subsection 3.21(a)(iv)] are listed on Part 3.21 of the Disclosure Letter. The Company (directly or indirectly through its Subsidiaries) owns all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets except as listed on Part 3.21.

(c) All of the computer software, computer hardware, other computer and microprocessor-based equipment and all other equipment which performs or is or may be required to perform functions involving dates or the computation of dates, or containing date related data, owned, licensed, or used by the Company or any Subsidiary which are material to the operations of the Company or would require material expense to repair or replace (collectively the "Computer Devices") will not suffer a Year 2000 Problem (as defined below). Except as set forth on Part 3.12(c) of the Company's Disclosure Letter, the Company and each Subsidiary has contacted and received written assurances from all material suppliers of goods and services, including but not limited to suppliers of Computer Devices, that all of the computer software, computer hardware, and other computer and microprocessor-based equipment owned, licensed, or used by such supplier will not have a Year 2000 Problem. For the purposes of this
Section 3.21(c), "Year 2000 Problem" shall mean any failure of a Computer Device to: (a) store all date-related information and process all data interfaces involving dates in a manner that unambiguously identifies the century, for all date values before, during or after January 1, 2000; (b) calculate, sort, report and otherwise materially operate correctly and in a consistent manner and without interruption regardless whether the date on which the Computer Device is operated or executed is before, during or after January 1, 2000; (c) report and display all dates with a four-digit date so that the century is unambiguously identified; and (d) handle all leap years, including but not limited to the year 2000 leap year, correctly.

3.22             RELATIONSHIPS WITH RELATED PERSONS.

           Except as set forth on Part 3.22 of the Company's Disclosure Letter, no Seller or any related person or affiliate of Seller or of the Company has, or has had, any interest in any property used in the Company's or any Subsidiary's business. Except as set forth on Part 3.22 of the Company's Disclosure Letter, no Seller or any related person or affiliate of Seller or of the Company is, or has owned, directly or indirectly, an equity interest or any other financial or profit interest in, an entity that has (i) had business dealings or a material financial interest in any transaction with the Company or any Subsidiary; or
(ii) engaged in competition with the Company or any Subsidiary with respect to any line of the products or services of the Company or any Subsidiary. No Seller or any related person or affiliate of Seller or of the Company is a party to any contract with the Company or any Subsidiary. All transactions or agreements set forth on Part 3.22 of the Company's Disclosure Letter are on arms length terms no less favorable to the Company and its Subsidiaries than independently obtained.

3.23             BROKERS OR FINDERS.

           Except as set forth on Part 3.23 of the Company's Disclosure Letter, neither the Company, Seller nor their respective agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

3.24             DISCLOSURE.

           No representation or warranty of Seller in this Agreement and no statement in the Company's Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller that has specific application to any Seller, the Company or any Subsidiary (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company or any Subsidiary that has not been set forth in this Agreement or the Disclosure Letter.

3.25             INVESTMENT REPRESENTATION.

          The Seller is acquiring the shares of the TGI Common Stock for their own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act. Each Seller understands that such shares are "restricted stock" and agrees not to sell, pledge, transfer, assign or otherwise dispose of such shares except in accordance with the Securities Act.

3.26             TAX REPRESENTATIONS.

           The liabilities of the Company were incurred by the Company in the ordinary course of business. Through the Closing Date, the Company will not discontinue any of its historic businesses nor has it discontinued any of its historic businesses within the period beginning twelve months prior to the date hereof. The Company and the Seller will each pay their own expenses in connection with the Merger. Dividends the Company has paid (or may pay) in anticipation of the Merger will be regular and normal distributions made in accordance with the Company's past practices. At all times during the five year period ending on the Closing Date, the fair market value of all of the Company's real property interests has been less than fifty percent (50%) of the total fair market value of all the assets used in the Company's trade or business, including any real property owned by the Company which is not used in its trade or business.

3.27             DISTRIBUTIONS.

           The Company will continue to be solvent and able to pay its debts as they become due immediately following the distributions and transactions described in Section 5.9 hereof.

3.28             RELATED TRANSACTIONS.

           The representations and warranties contained in a Stock Purchase Agreement for the purchase of all of the stock of DLS Leasing, Inc. by and between Seller and TGI (the "DLS Agreement"); a Membership Interest Purchase Agreement pursuant to which TGI will purchase all of the Membership Interests of Connection One Trucking, LLC (the "Connection One Agreement") and, an Agreement for the Sale of Assets pursuant to which the Company will purchase certain of the assets of DLS Leasing, Inc. (the "DLS Asset Agreement"), were true and correct when made and at the Closing.


4.      REPRESENTATIONS AND WARRANTIES OF TGI

         TGI  has  delivered  to  Seller,   simultaneously   herewith,  the  TGI
Disclosure Letter. TGI represents and warrants to Seller as follows:

4.1              ORGANIZATION AND GOOD STANDING.

           TGI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Newco will be a corporation duly organized, validly existing and in good standing under the laws of the state of Kentucky.

4.2              AUTHORITY; NO CONFLICT.

(a) This Agreement constitutes the legal, valid and binding obligation of TGI, enforceable against TGI in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by TGI nor the consummation or performance of any of the Contemplated Transactions by TGI and Newco will give any person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of TGI's or Newco's Articles of Incorporation or Bylaws;

(ii) any resolution adopted by the board of directors or the stockholders of TGI or Newco; (iii) any legal requirement or order to which TGI or Newco may be subject; or (iv) any contract to which TGI or Newco is a party or by which TGI or Newco may be bound. (c) Neither TGI nor Newco will be required to obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except as set forth on Schedule 4.2 hereto.

4.3              CERTAIN PROCEEDINGS.

           There is no pending proceeding that has been commenced against TGI that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise enjoining, any of the Contemplated Transactions.

4.4              SECURITIES COMPLIANCE.

           TGI has made all securities filings required as a "reporting company" under the Exchange Act of 1934, as amended. Upon completion of the Merger, the TGI Common Stock to be issued to the Seller in connection with the Merger will be fully paid and nonassessable.

4.5              TAX REPRESENTATIONS.

           TGI represents now, and as of the Closing, that it presently intends to continue the Company's historic business or use a significant portion of the Company's business assets in a business. TGI has no present plan or intent to reacquire any of the TGI Common Stock issued in the Merger.

5.      COVENANTS

5.1              ACCESS AND INVESTIGATION.

           Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company, its Subsidiaries and their representatives to, (a) afford TGI and its representatives and prospective lenders and their representatives (collectively, "TGI's Advisors") reasonable access during normal business hours to the Company's and its Subsidiaries' personnel, properties, contracts, books and records, and other documents and data, (b) furnish TGI and TGI's Advisors with copies of all such contracts, books and records, and other existing documents and data as TGI may reasonably request, and (c) furnish TGI and TGI's Advisors with such additional financial, operating, and other data and information as TGI may reasonably request.

5.2              OPERATION OF THE BUSINESSES OF THE COMPANY.

           Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company and its Subsidiaries to: (a) conduct their businesses only in the ordinary course; and (b) use its best efforts to preserve intact the current business organization of the Company and its Subsidiaries, keep available the services of their current officers, employees, and agents, and maintain the relations and good will with their suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company or any Subsidiary.

5.3              NEGATIVE COVENANT.

           Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company and each Subsidiary not to, without the prior consent of TGI, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.15 is likely to occur.

5.4              NOTIFICATION.

(a) Between the date of this Agreement and the Closing Date, Seller will promptly notify TGI in writing if Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of Seller's representations and warranties as of the date of this Agreement, or if Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

(b) Between the date of this Agreement and the Closing Date, TGI will promptly notify the Company in writing if TGI becomes aware of any fact or condition that causes or constitutes a breach of any of TGI's representations and warranties as of the date of this Agreement, or if TGI becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

5.5              RELATED PARTY TRANSACTIONS.

           Except for the amounts set forth on Schedule 5.5 hereto (which amounts have been offset against the purchase price as provided in Section 2.1(a) and will be forgiven as of the Closing Date), Seller will cause all indebtedness owed to the Company by any Seller or any related person of any Seller to be paid in full prior to Closing. The Seller agrees that except for the Leases, the Company shall have no obligation to continue any arrangement with any affiliate of Seller set forth on Part 3.22 of the Company's Disclosure Letter or to continue to include any such parties as additional insureds on the Company's insurance policies.

5.6              NO NEGOTIATION.

           Until such time, if any, as this Agreement is terminated  pursuant to
Section 8, Seller will not, and will cause the Company and each of its Subsidiaries and representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than TGI) relating to any transaction involving the sale of the business or assets of the Company or any Subsidiary, or any of the capital stock of the Company or any Subsidiary, or any merger, consolidation, business combination, or similar transaction involving the Company or any Subsidiary.

5.7              BEST EFFORTS.

           Between the date of this Agreement and the Closing Date, Seller will use his best efforts to cause the conditions in Section 6 to be satisfied, and TGI will use its best efforts to cause the conditions in Section 7 to be satisfied. TGI and Seller shall, as promptly as practicable following the execution of this Agreement, in cooperation with each other, complete and file with the appropriate authorities the pre-merger notification forms and any other documents required under the HSR Act.

5.8              LEASE AGREEMENTS.

           At Closing, the Company will enter into lease agreements substantially in the form attached hereto as Exhibits "G-1" and "G-2" with Seller and Silver Creek, LLC, for the facilities currently occupied by the Company in Jeffersonville, Indiana, and Nashville, Tennessee, providing for a total monthly rental of $35,000 and $5,000, respectively, for a five (5) year period.

5.9              SATISFACTION OF PAYABLE OWED TO SELLER.

           Prior to the Closing Date, the Seller shall cause the Company to pay off in full satisfaction of a payable owed to Seller in the amount of $328,653.68 for and in exchange for the distribution by the Company to the Seller of the following items:

                  1.        $130,153.68 in cash;

                  2. Six (6) vehicles, to wit: 1 Ford Expedition, 1 Custom Van, 1 Ford Taurus, 1 Ford Pick-Up Truck, 1 Jeep Cherokee and 1 Lincoln Navigator;

                  3.        One back-hoe;

                  4.        Two utility trailers; and

                  5.        One Farm Tractor.

         The Seller hereby represents that the fair market value of the vehicles and equipment listed in items 2 through 5 above equals $198,500.00.

         Seller shall also be entitled to purchase from the Company prior to Closing, for a price of $24,660.28 (which Seller represents is equal to the net book value, adjusted for tax depreciation), one dump truck owned by the Company. All taxes due by the Company or otherwise as a result of the redemption, distributions, and transactions set forth in this paragraph 5.9 shall be borne by and shall be the exclusive responsibility of the Seller. In addition, any indebtedness associated with any of the above-referenced items will be assumed by the Seller, and the release of the Company will be obtained simultaneously with such transfer.

5.10             ASSET PURCHASE.

           Prior to the Closing, the Company shall purchase good and marketable title, free and clear of all liens, approximately 129 trailers from DLS Leasing, Inc. ("DLS") for an aggregate purchase price of $2,010,000, which the Seller represents is the fair value therefor and which shall be on terms satisfactory to TGI, with a Promissory Note bearing no interest which shall be distributed to the Seller in his capacity as the sole shareholder of DLS prior to the Closing. At the Closing Date, TGI shall pay in full the principal balance of such Note.

5.11             NAME CHANGE.

           Immediately following the Closing, Seller agrees to change the name of all entities owned by Seller which include the name "Bestway" and to cause such entities to cease the use of such name and logo.

6.      CONDITIONS PRECEDENT TO TGI'S OBLIGATION TO CLOSE

         TGI's obligation to consummate the Merger and to take the other actions required to be taken by TGI at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by TGI, in whole or in part):

6.1              ACCURACY OF REPRESENTATIONS.

           All of Seller's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

6.2              SELLER'S PERFORMANCE.

           All of the covenants and obligations that the Company and the Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects.

6.3              CONSENTS.

           Each of the consents identified in Part 3.2 of the Company's Disclosure Letter hereto must have been obtained and must be in full force and effect.

6.4              ADDITIONAL DOCUMENTS.

           Each of the following documents must have been delivered to TGI:

(a) an opinion of counsel to the Company and the Seller, dated the Closing Date, in form acceptable to TGI; and

(b) such other documents as TGI may reasonably request (i) evidencing the accuracy of any of Seller's representations and warranties; (ii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller;
(iii) evidencing the satisfaction of any condition referred to in this Section 6; or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

6.5 NO PROCEEDINGS.

           Since the date of this Agreement, there must not have been commenced or threatened against TGI, Seller, the Company or any Subsidiary, or against any person affiliated with TGI, Seller, the Company or any Subsidiary, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that could reasonably be expected to have the effect of preventing, delaying or making illegal, any of the Contemplated Transactions.

6.6              NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS.

           There must not have been made or threatened by any person any claim asserting that such person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company or any Subsidiary, or (b) is entitled to all or any portion of the merger consideration. In addition, Seller must have entered into an agreement with Vincent Benningfield for the payment in full of the Benningfield Indebtedness for a complete release of all claims in connection therewith and the release of all shares of Company stock pledged as security therefor.

6.7              SATISFACTORY DUE DILIGENCE.

           TGI shall have completed its investigation of the Company's assets, business and financial condition and shall be satisfied with the results thereof in its sole discretion.

6.8              HSR WAITING PERIOD.

           All applicable waiting periods, as extended, under the HSR Act shall have expired.

6.9              RELATED PURCHASES

           Simultaneously herewith, TGI and the Seller have entered into the DLS Agreement and the Connection One Agreement. All of the conditions precedent to TGI's obligation to close such transactions shall have been satisfied as of the Closing Date.

7.      CONDITIONS PRECEDENT TO SELLER'S  OBLIGATION TO CLOSE

         The Company's obligation to consummate the Merger and to take the other actions required to be taken by the Company or the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

7.1              ACCURACY OF REPRESENTATIONS.

           All of TGI's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

7.2              TGI'S PERFORMANCE.
           All of the covenants and obligations that TGI is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all respects.

7.3              NO PROCEEDINGS.

           Since the date of this Agreement, there must not have been commenced or threatened against TGI, Seller, the Company or any Subsidiary, or against any person affiliated with TGI, Seller, the Company or any Subsidiary, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, or making illegal, any of the Contemplated Transactions.

7.4              HSR WAITING PERIOD.

           All applicable waiting periods, as extended, under the HSR Act shall have expired.

7.5              CONSENTS.

           Each of the consents identified in Schedule 4.2 hereto must have been obtained and be in full force ------------- and effect.

7.6              RELATED PURCHASES

           Simultaneously herewith, TGI and the Seller have entered into the DLS Agreement and the Connection One Agreement. All of the conditions precedent to Seller's obligation to close such transactions shall have been satisfied as of the Closing Date.

7.7              RELEASE OF GUARANTEES.

           The personal guarantees provided by the Seller to a third party with respect to any debt or obligation of the Company shall have been released prior to Closing.


8.      TERMINATION

8.1              TERMINATION EVENTS.

           This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either TGI or the Company if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b)      by:
(i) TGI if any of the conditions in Section 6 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of TGI to comply with its obligations under this Agreement) and TGI has not waived such condition on or before the Closing Date; or

(ii) Seller, if any of the conditions in Section 7 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller have not waived such condition on or before the Closing Date;

(c) by mutual consent of TGI and Seller; or

(d) by either TGI or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 31, 1999, or such later date as the Parties may agree upon.

8.2 EFFECT OF TERMINATION.

           Each Party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.2 will survive.

9.      INDEMNIFICATION; REMEDIES

9.1              SURVIVAL.

           All representations, warranties, covenants, and obligations in this Agreement, the Company's Disclosure Letter, the certificates delivered pursuant to Section 2.8(a)(viii), 2.8(b)(ii) and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages (as defined below) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

9.2              INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER.

           Seller will indemnify and hold harmless TGI, the Company, and their respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any breach of any representation or warranty made by Seller in this Agreement, the Company's Disclosure Letter or any other certificate or document delivered by Seller or the Company pursuant to this Agreement, unless such breach is cured to TGI's satisfaction or waived in writing by TGI prior to Closing;

(b) any breach by Seller or the Company of any covenant or obligation in this Agreement, unless such breach is cured to TGI's satisfaction or waived in writing by TGI, prior to Closing; (c) any product shipped or any services provided by the Company or any Subsidiary prior to the Closing Date, less the net amount of any insurance proceeds received by the Company in connection therewith; (d) any claim or assessment for unpaid taxes or for failure to file accurate or appropriate returns, in excess of the amounts accrued therefor on the Balance Sheet, (in part relating to the pending IRS audit of the Company for the tax year 1995 the outcome of which may affect open tax years 1995, 1997, and
1998) including without, United States, state and/or local income, profits, franchise, sales, use, occupancy, property (real and personal), ad valorem, excise, value added, withholding, payroll, transfer and other taxes (including interest, penalties and any additions to tax) due from the Company or any Subsidiary or claimed to be due from the Company or any Subsidiary by any taxing authority for all periods through the Closing Date, including taxes which may accrue for periods up to Closing Date but which have not become due and owing, and including taxes which are attributable to the distribution described in
Section 5.9 hereof; (e) any use, release, threatened release, emission, generation, storage, transportation, disposal, or arrangement for the disposal of Hazardous Materials prior to the Closing Date by the Company or any Subsidiary or the presence of any Hazardous Materials or circumstance or condition at any Facility which would require remediation or other action under any Environmental Laws, including, without limitation, the cost of any environmental response action or liability under the Comprehensive Environmental Response, Compensation and Liability Act whether such loss accrues, is required or is necessary prior to the Closing Date, to the full extent that such loss is attributable, in whole or in part, directly or indirectly, to the presence, use, emission, generation, storage, transportation, release, threatened release, disposal, or arrangements for disposal of Hazardous Materials at any Facility or on any other properties to which the Company, its Subsidiaries or affiliates or any other prior owner or operator of any Facility has sent or arranged for the disposal of Hazardous Materials prior to the Closing Date. All terms used in this paragraph and not otherwise defined herein shall be given the meaning provided under the Environmental Laws; (f) the lawsuits and claims asserted in the following actions: American Builders & Contractors Supply Co., Inc., et al.
v. Bestway Trucking Co., et al. and The Metropolitan Government of Nashville and Davidson County, et al. v. Bestway Trucking et al.; and any matter disclosed in
Part 3.17(b) of the Company's Disclosure Letter; (g) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with either Seller or the Company (or any person acting on their behalf) in connection with any of the Contemplated Transactions, except the fees of Scopelitis, Garvin, Light & Hanson to the extent included in the amount paid by the Company under Section 10.1 hereof; (h) any claim made by any creditor or other third party with respect to the distributions and/or transactions set forth in Section 5.9 hereof, related to the purchase of a portion of the assets of DLS Leasing, Inc. as provided in Section 5.10; and (i) any claim by Vincent Benningfield, his heirs, representatives, assigns or any other third party in any way relating to the redemption by the Company of his ownership interest in the Company, other than for payment of the Benningfield Indebtedness.

9.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY TGI.

           TGI will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages (as defined in 9.2 above) arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by TGI in this Agreement or in any certificate delivered by TGI pursuant to this Agreement, unless such breach is cured to Seller's satisfaction or waived in writing by the Seller prior to Closing (b) any breach by TGI of any covenant or obligation of TGI in this Agreement, unless such breach is cured to Seller's satisfaction or waived in writing by the Seller, in either case prior to Closing, or (c) any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with TGI (or any person acting on its behalf) in connection with any of the Contemplated Transactions.

9.4              ESCROW.

           At the Closing, the Seller will deposit 596,273 shares of TGI's Common Stock that are issued to the Seller in the Merger (the "Escrow Shares") with a bank or trust company located within the State of Georgia which will act as an escrow agent (the "Escrow Agent"), who will hold the Escrow Shares in escrow as collateral for the indemnification obligations of the Seller under this Agreement, the DLS Agreement, the Connection One Agreement, and the DLS Asset Agreement in accordance with the terms of the Escrow Agreement.

9.5              PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

(a) Promptly after receipt by an Indemnified Person of notice of the commencement of any proceeding against it, such Indemnified Person will, if a claim is to be made against an indemnifying party hereunder, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.
(b) If any proceeding is brought against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of applicable laws or any violation of the rights of any person and no effect on any other claims that may be made against the
Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten (10) days after such notice is given, give notice to the Indemnified Person of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Person. Notwithstanding the foregoing, the filing of an answer by the indemnifying party in order to preserve the rights of the Indemnified Party due to a filing deadline shall not in itself constitute its election to assume the defense of a claim hereunder.
(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). (d) Seller hereby consents to the non-exclusive jurisdiction of any court in which a proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein, and agrees that process may be served on Seller with respect to such a claim anywhere in the world.

9.6 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS.

           A  claim  for   indemnification   for  any  matter  not  involving  a
third-party   claim  may  be   asserted   by  notice  to  the  party  from  whom
indemnification is sought.

9.7 If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty other than those in Sections 3.3, 3.10, 3.12, 3.18 and 3.19, unless on or before the third (3rd) anniversary of the Closing Date, TGI notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by TGI. A claim with respect to Section 3.3, or a claim for indemnification or reimbursement based upon any covenant or obligation may be made at any time. A claim with respect to Sections 3.10, 3.12, 3.18 or 3.19 may be made at any time prior to the expiration of the applicable statute of limitations for the cause of action giving rise to such Damages. If the Closing occurs, TGI will have no liability (for indemnification or otherwise) with respect to any representation or warranty, unless on or before the third (3rd) anniversary of the Closing Date Seller notifies TGI of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

9.8              LIMITATION.

           Notwithstanding the foregoing, neither Party shall make a claim for indemnification under Section 9.2(a) or (b) or Section 9.3(a) or (b) unless and until the amount of such claim, or the aggregate amount of all such claims, made by such Party under this Agreement, and the DLS Asset Agreement, the Connection One Agreement, and the DLS Agreement equals or exceeds Seventy-five Thousand Dollars ($75,000).


10.      GENERAL PROVISIONS

10.1              EXPENSES.

           Each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, provided that the Seller shall be responsible for all such fees incurred by the Seller or the Company in excess of $400,000 in the aggregate, owed by the Company.

10.2              PUBLIC ANNOUNCEMENTS.

           Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued at such time and in such manner as mutually agreed, except TGI may make such disclosures as it deems necessary to comply with applicable securities laws. Unless consented to by TGI in advance or required by applicable law, prior to the Closing Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person. Seller and TGI will mutually agree upon the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and TGI will have the right to be present for any such communication.

10.3              NOTICES.

           All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Seller:                    David L. Summitt
                                    3205 Magnolia Court
                                    Sellersburg, Indiana  47172

         with a copy to:            Norman R. Garvin, Esq.
                                    Scopelitis, Garvin, Light & Hanson
                                    Suite 1500
                                    10 West Market Street
                                    Indianapolis, Indiana  46204-2971
                                    Facsimile No.:  (317) 687-2414

         TGI:                       Transit Group, Inc.
                                    Overlook III, Suite 1740
                                    2859 Paces Ferry Road
                                    Atlanta, Georgia  30339
                                    Attention:  Philip A. Belyew, President
                                    Facsimile No.:  (770) 444-0246

         with a copy to:            Sharon L. McBrayer, Esq.
                                    Womble Carlyle Sandridge & Rice, PLLC
                                    Suite 3500, One Atlantic Center
                                    1201 West Peachtree Street
                                    Atlanta, Georgia  30309
                                    Facsimile No.:  (404) 870-4825

10.4              JURISDICTION; SERVICE OF PROCESS.

           Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought by any Party against any of the other Parties in the courts of the States of Georgia and Indiana, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia and the Southern District of Indiana. Each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.5              FURTHER ASSURANCES.

           The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.6              WAIVER.

           The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.7              ENTIRE AGREEMENT AND MODIFICATION.

           This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

10.8              DISCLOSURE LETTER.

           The disclosures in the Company's Disclosure Letter, and those in any supplement thereto, relate only to the representations and warranties in the Section of the Agreement to which they expressly refer. In the event of any inconsistency between the statements in the body of this Agreement and those in the Company's Disclosure Letter (other than an exception expressly set forth as such in the Company's Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

10.9              ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.

           Neither the Seller nor the Company may assign any of their rights under this Agreement without the prior consent of TGI. TGI and Newco may assign this Agreement, the Seller's Closing Documents, or any one of them at any time to any affiliated entity without obtaining the consent of or notifying any other Party. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

10.10             SEVERABILITY.

           If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The remedies provided in this Agreement will not be exclusive of or limit any other remedies that may be available.

10.11             SECTION HEADINGS, CONSTRUCTION.

           The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

10.12             TIME OF ESSENCE.

           With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.13             GOVERNING LAW.

           This Agreement will be governed by the laws of the State of Indiana without regard to conflicts of laws principles, other than the merger provisions contained in Article 2, which shall be governed by the laws of the State of Kentucky.

10.14             COUNTERPARTS.

           This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


"TGI":

TRANSIT GROUP, INC.


BY: /s/ Philip A. Belyew
PHILIP A. BELYEW, President



THE "COMPANY":

BESTWAY TRUCKING, INC.


BY: /s/ David L. Summitt
DAVID L. SUMMITT, President


SELLER:


/s/ David L. Summitt
DAVID L. SUMMITT

                                  SCHEDULE 4.2

                                  TGI CONSENTS



1.        AmSouth Bank, N.A.

2.        GE Capital Equity Investments, Inc.

                                  SCHEDULE 5.5


The following indebtedness owed to the Company by affiliates of the Seller will be cancelled as of the Closing and satisfied by the reduction of the number of shares of TGI Common Stock issued hereunder, which has been reflected in the share calculations set forth in Section 2.1(a) hereof:


                    Debtor                         Dollar Amount

                  Cinci, LLC                           $126,781
                  Silver Creek, LLC                    $362,511
                                                       $489,292